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                                                                     EXHIBIT 99

          KCS ENERGY, INC. ANNOUNCES FAVORABLE SUPREME COURT DECISION

                   Plans Accelerated Capital Spending Program
                   ------------------------------------------


Edison, NJ, April 18, 1996 -- KCS Energy, Inc. (NYSE:KCS) today announced it has received the opinion of the Supreme Court of Texas in its litigation of an above-market-price, take-or-pay gas purchase agreement ("GPA") with Tennessee Gas Pipeline Company ("TGT").

        In its opinion, the Texas Supreme Court affirmed the Company's position on all issues, stating that the price payable by TGT for the gas escalates monthly in accordance with section 102(b)(2) of the Natural Gas Policy Act
(the "Act"), currently $8.32 per MMBtu plus reimbursement of severance taxes; that KCS has the right to pool the leases; that TGT has no legal or contractual right to question or determine whether certain leases are no longer committed to the GPA; and that the GPA is not an output contract governed by section
2.306 of the Texas Uniform Commercial Code.

        "We are extremely pleased with the Supreme Court's decision which upholds the validity of our contract, its pricing and pooling provisions and requires TGT to take or pay for 85% of the deliverability from the wells subject to the GPA," KCS President and Chief Executive Officer James W. Christmas said.

        "This favorable decision should remove the cloud that has hung over the Company since the litigation was initiated by TGT in 1990 and opens the way for our recovery of approximately $60 million that TGT has currently withheld under an interim agreement approved by the District Court, which is the balance of the purchase price for production since September 17, 1994," said Mr. Christmas. Under the interim agreement with TGT, in which TGT posted $206 million of supersedeas bonds, TGT paid $3.00 per MMBtu for all gas purchased under the GPA from that date. The agreement also provided that if the Court determined, as it has, that the gas price is to be calculated under section 102(b)(2) of the Act, TGT would pay the difference between the section 102(b)(2) price and $3.00 promptly after the Court's determination. The earnings previously reported by the Company reflected the full contract price so that the recovery of the receivable will not affect reported earnings.

        "Sales of gas production under the GPA, which runs through January 1999, were 6.92 Bcf in 1995 and 6.85 Bcf in 1994. Proved gas reserves attributable to the acreage covered by the TGT contract were 31.7 Bcf at December 31, 1995, not all of which can be produced during the remaining life of the contract," according to Mr. Christmas.

        "Before the Texas Supreme Court's ruling, KCS had set a capital spending budget of $70 million for 1996. With the favorable decision, we will be able to accelerate our drilling and acquisition programs," continued
Mr. Christmas.

        According to Mr. Christmas, "There are two related TGT lawsuits (previously reported) which we believe to be without merit and which the Company will continue vigorously to defend."

        KCS is an independent energy company primarily engaged in the acquisition, exploration, development and production of natural gas and crude oil. The company also operates natural gas transportation and energy marketing and services businesses.

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